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                                                                      EXHIBIT 11


                      ABBOTT LABORATORIES AND SUBSIDIARIES

                 CALCULATION OF FULLY DILUTED EARNINGS PER SHARE

            (Dollars and Shares in Millions Except Per Share Amounts)

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
                                                    THREE MONTHS ENDED MARCH 31
                                                    ---------------------------
                                                      1995                1994
                                                    --------            --------
1.   Net earnings                                  $   417.3           $   366.2
                                                   ---------           ---------

2.   Average number of shares outstanding              801.3               819.0
                                                   ---------           ---------

3.   Earnings per share based upon average
     outstanding shares (1 divided by 2)           $     .52           $     .45
                                                   ---------           ---------
                                                   ---------           ---------

4.   Fully diluted earnings per share:

     a. Stock options granted and outstanding for
        which the market price at quarter-end
        exceeds the option price                        26.8                17.4
                                                   ---------           ---------
                                                   ---------           ---------

     b. Aggregate proceeds to the Company from
        the exercise of options in 4.a.            $   652.4           $   278.6
                                                   ---------           ---------
                                                   ---------           ---------

     c. Market price of the Company's common
        stock at quarter-end                       $   35.75           $  26.625
                                                   ---------           ---------
                                                   ---------           ---------

     d. Shares which could be repurchased
        under the treasury stock
        method (4.b. divided by 4.c.)                   18.2                10.5
                                                   ---------           ---------
                                                   ---------           ---------

     e. Addition to average outstanding shares
        (4.a. - 4.d.)                                    8.6                 6.9
                                                   ---------           ---------
                                                   ---------           ---------

     f. Shares for fully diluted earnings per
        share calculation (2. + 4.e.)                  809.9               825.9
                                                   ---------           ---------
                                                   ---------           ---------

     g. Fully diluted earnings per share
        (1. divided by 4.f.)                       $     .52           $     .44
                                                   ---------           ---------
                                                   ---------           ---------
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